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                            September 1, 2022

       Francis Soistman
       Chief Executive Officer
       eHealth, Inc.
       2625 Augustine Drive, Second Floor
       Santa Clara, CA 95054

                                                        Re: eHealth, Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed August 24,
2022
                                                            File No. 333-267048

       Dear Mr. Soistman:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact David
Lin, Staff Attorney, at (202) 551-3552 with any questions.




                            Sincerely,


                            Division of Corporation Finance

                            Office of Finance